                     St. Francis Capital Corporation [LOGO]

                         3545 SOUTH KINNICKINNIC AVENUE
                           MILWAUKEE, WISCONSIN 53235
                                 (414) 744-8600



                                                               December 16, 1996





Dear Shareholder:

         You are cordially invited to attend the Annual Meeting of Shareholders (the "Annual Meeting") of St. Francis Capital Corporation (the "Company"), the holding company for St. Francis Bank, F.S.B. and Bank Wisconsin, which will be held on Wednesday, January 22, 1997, at 4:00 p.m., Milwaukee time, at the Midway Hotel Airport, 5105 S. Howell Avenue, Milwaukee, Wisconsin.

         The attached Notice of Annual Meeting of Shareholders and Proxy Statement describe the formal business to be conducted at the Annual Meeting. We also have enclosed a copy of the Company's Summary Annual Report and the Company's Form 10-K Annual Report for the fiscal year ended September 30, 1996. Directors and officers of the Company, as well as representatives of KPMG Peat Marwick LLP, the Company's independent auditors, will be present at the Annual Meeting to respond to any questions that our shareholders may have.

         The vote of every shareholder is important to us. Please sign and return the enclosed appointment of proxy form promptly in the postage-paid envelope provided, regardless of whether you are able to attend the Annual Meeting in person. If you attend the Annual Meeting, you may vote in person even if you have already mailed your proxy.

         On behalf of the Board of Directors and all of the employees of the Company and its subsidiaries, I wish to thank you for your continued support.



                                        Sincerely yours,




                                        John C. Schlosser
                                        President and Chief Executive Officer

                     St. Francis Capital Corporation [LOGO]

                         3545 SOUTH KINNICKINNIC AVENUE
                           MILWAUKEE, WISCONSIN 53235
                                 (414) 744-8600
                               _________________

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON JANUARY 22, 1997
                               _________________

TO THE HOLDERS OF COMMON STOCK OF ST. FRANCIS CAPITAL CORPORATION:

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the "Annual Meeting") of St. Francis Capital Corporation (the "Company") will be held on Wednesday, January 22, 1997, at 4:00 p.m., Milwaukee time, at the Midway Hotel Airport, 5105 S. Howell Avenue, Milwaukee, Wisconsin.

         The Annual Meeting is for the purpose of considering and voting upon the following matters, all of which are set forth more completely in the accompanying Proxy Statement:

                 1. The election of three directors each for three-year terms, and in each case until their successors are elected and qualified;

                 2. The approval of the St. Francis Capital Corporation 1997 Stock Option Plan;

                 3. The ratification of the appointment of KPMG Peat Marwick LLP as independent auditors of the Company for the fiscal year ending September 30, 1997; and

                 4. Such other matters as may properly come before the Annual Meeting or any adjournments or postponements thereof. The Board of Directors is not aware of any other such business.

         The Board of Directors has established December 1, 1996 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof. Only shareholders of record as of the close of business on that date will be entitled to vote at the Annual Meeting or any adjournments or postponements thereof. In the event there are not sufficient votes for a quorum or to approve or ratify any of the foregoing proposals at the time of the Annual Meeting, the Annual Meeting may be adjourned or postponed in order to permit further solicitation of proxies by the Company.

                                            BY ORDER OF THE BOARD OF DIRECTORS


Milwaukee, Wisconsin                        Brian T. Kaye
December 16, 1996                           Secretary


  YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ENVELOPE PROVIDED.

                     St. Francis Capital Corporation [LOGO]

                         3545 SOUTH KINNICKINNIC AVENUE
                           MILWAUKEE, WISCONSIN 53235
                                 (414) 744-8600
                     _____________________________________

                                PROXY STATEMENT
                        _______________________________

                         ANNUAL MEETING OF SHAREHOLDERS
                         To Be Held On January 22, 1997
                 ______________________________________________


         This Proxy Statement is being furnished to holders of common stock, $0.01 par value per share (the "Common Stock") of St. Francis Capital Corporation (the "Company") in connection with the solicitation on behalf of the Board of Directors of the Company of proxies to be used at the Annual Meeting of Shareholders (the "Annual Meeting") to be held on Wednesday, January 22, 1997, at 4:00 p.m., Milwaukee time, at the Midway Hotel Airport, 5105 S. Howell Avenue, Milwaukee, Wisconsin and at any adjournments or postponements thereof.

         The 1996 Summary Annual Report and the Company's Form 10-K Annual Report, including the Company's consolidated financial statements for the fiscal year ended September 30, 1996, accompany this Proxy Statement and appointment form of proxy (the "proxy"), which are being mailed to shareholders on or about December 16, 1996.

         Only shareholders of record at the close of business on December 1, 1996 (the "Voting Record Date") will be entitled to vote at the Annual Meeting. On the Voting Record Date, there were 5,371,064 shares of Common Stock outstanding and the Company had no other class of securities outstanding.

         The presence, in person or by proxy, of the holders of at least a majority of the total number of shares of Common Stock entitled to vote is necessary to constitute a quorum at the Annual Meeting. As to the election of directors, the proxy being provided by the Board of Directors enables a shareholder to vote for the election of the nominees proposed by the Board, or to withhold authority to vote for one or more of the nominees being proposed.
Article VI of the Company's Articles of Incorporation provides that there will be no cumulative voting by shareholders for the election of the Company's directors. Under the Wisconsin Business Corporation Law, directors are elected by a plurality of the votes cast with a quorum present. The affirmative vote of at least a majority of the shares of Common Stock represented in person or by proxy at the Annual Meeting is necessary to approve the St. Francis Capital Corporation 1997 Stock Option Plan (the "1997 Stock Option Plan"). The affirmative vote of a majority of the total votes cast in person or by proxy is necessary to ratify the appointment of KPMG Peat Marwick LLP as auditors for the fiscal year ending September 30, 1997. Abstentions are included in the determination of shares present and voting for purposes of whether a quorum exists, while broker non-votes are not. Neither abstentions nor broker non-votes are counted in determining whether a matter has been approved. In the event there are not sufficient votes for a quorum or to approve or ratify any proposal at the time of the Annual Meeting, the Annual Meeting may be adjourned or postponed in order to permit the further solicitation of proxies.

         As provided in the Company's Articles of Incorporation, record holders of Common Stock who beneficially own in excess of 10% of the outstanding shares of Common Stock (the "10% Limit") are not entitled to any vote in respect of the shares held in excess of the 10% Limit. A person or entity is deemed to beneficially own shares owned by an affiliate of, as well as such persons acting in concert with, such person or entity. The Company's Articles of Incorporation authorize the Board to make all determinations necessary to implement and apply the 10% Limit, including determining whatever persons or entities are acting in concert.

         Shareholders are requested to vote by completing the enclosed proxy and returning it signed and dated in the enclosed postage-paid envelope. Shareholders are urged to indicate their vote in the spaces provided on the proxy. Proxies solicited by the Board of Directors of the Company will be voted in accordance with the directions given therein. Where no instructions are indicated, signed proxies will be voted FOR the election of each of the nominees for director named in this Proxy Statement, FOR approval of the 1997 Stock Option Plan and FOR the ratification of the appointment of KPMG Peat Marwick LLP as independent auditors of the Company for the fiscal year ending September 30, 1997. Returning your completed proxy form will not prevent you from voting in person at the Annual Meeting should you be present and wish to do so.

         Any shareholder giving a proxy has the power to revoke it any time before it is exercised by (i) filing with the Secretary of the Company written notice thereof (Brian T. Kaye, Secretary, St. Francis Capital Corporation, 3545 South Kinnickinnic Avenue, Milwaukee, Wisconsin 53235); (ii) submitting a duly-executed proxy bearing a later date; or (iii) appearing at the Annual Meeting and giving the Secretary notice of his or her intention to vote in person. If you are a shareholder whose shares are not registered in your own name, you will need additional documentation from your record holder to vote personally at the Annual Meeting. Proxies solicited hereby may be exercised only at the Annual Meeting and any adjournment or postponement thereof and will not be used for any other meeting.

         The cost of solicitation of proxies by mail on behalf of the Board of Directors will be borne by the Company. The Company has retained D.F. King & Co., Inc., a professional proxy solicitation firm, to assist in the solicitation of proxies. D.F. King & Co., Inc. will be paid a fee of $5,000, plus reimbursement for out-of-pocket expenses. Proxies also may be solicited by personal interview or by telephone, in addition to the use of the mails by directors, officers and regular employees of the Company and St. Francis Bank, F.S.B. ("St. Francis Bank"), without additional compensation therefor. The Company also has made arrangements with brokerage firms, banks, nominees and other fiduciaries to forward proxy solicitation materials for shares of Common Stock held of record by the beneficial owners of such shares. The Company will reimburse such holders for their reasonable out-of-pocket expenses.

         Proxies solicited hereby will be returned to the Board of Directors, and will be tabulated by inspectors of election designated by the Board of Directors, who will not be employed by, or a director of, the Company or any of its affiliates.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

         The following table sets forth the beneficial ownership of shares of Common Stock as of November 30, 1996 (except as noted otherwise below) by (i) each shareholder known to the Company to beneficially own more than 5% of the shares of Common Stock outstanding, as disclosed in certain reports regarding such ownership filed with the Company and with the Securities and Exchange Commission (the "SEC"), in accordance with Sections 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (ii) each director and director nominee of the Company, (iii) each of the executive officers of the Company appearing in the Summary Compensation Table below, and
(iv) all directors and executive officers as a group.

                                                            NUMBER OF SHARES
                                                              BENEFICIALLY
         NAME                                                   OWNED (1)                   PERCENT OF CLASS*
         ----                                                   ---------                   -----------------
Brandes Investment Partners, Incorporated (6) . . . . . .       472,535                            8.8%
Neumeier Investment Counsel (7) . . . . . . . . . . . . .       329,400                            6.1
St. Francis Bank, F.S.B.
  Employee Stock Ownership Trust (5)  . . . . . . . . . .       379,473                            7.1
John C. Schlosser (2)(3)(4) . . . . . . . . . . . . . . .       133,237                            2.5
Thomas R. Perz (2)(3)(4)  . . . . . . . . . . . . . . . .       135,441                            2.5
David J. Drury  . . . . . . . . . . . . . . . . . . . . .           225                             **
William F. Double (2)   . . . . . . . . . . . . . . . . .        48,841                             **
James C. Hazzard (3)(4) . . . . . . . . . . . . . . . . .         3,040                             **
Rudolph T. Hoppe (2)  . . . . . . . . . . . . . . . . . .        42,625                             **
Edward W. Mentzer (2) . . . . . . . . . . . . . . . . . .        55,396                            1.0
Jeffrey A. Reigle . . . . . . . . . . . . . . . . . . . .            --                             --
Edmund O. Templeton (2) . . . . . . . . . . . . . . . . .        75,678                            1.4
Brian T. Kaye (2)(3)(4) . . . . . . . . . . . . . . . . .        81,023                            1.5
Bruce R. Sherman (2)(3)(4)  . . . . . . . . . . . . . . .        80,425                            1.5
All directors and executive officers
  as a group (16 persons) (2)(3)(4) . . . . . . . . . . .       841,166                           14.8%

_____________________________

*        As of the Voting Record Date.
**       Amount represents less than 1% of the total shares of Common Stock outstanding.

(1) Unless otherwise indicated, includes shares of Common Stock held directly by the individuals as well as by members of such individuals' immediate family who share the same household, shares held in trust and other indirect forms of ownership over which shares the individuals effectively exercise sole or shared voting and/or investment power. Fractional shares of Common Stock held by certain executive officers under the St. Francis Bank, F.S.B. Employee Stock Ownership Plan ("ESOP") have been rounded to the nearest whole share.

(2) Includes shares of Common Stock which the named individuals have the right to acquire within 60 days of the Voting Record Date pursuant to the exercise of stock options as follows: Mr. Schlosser - 40,000 shares; Mr. Perz - 40,000 shares; Mr. Double - 21,146 shares; Mr. Hoppe - 13,592 shares; Mr. Mentzer - 27,336 shares; Mr. Templeton - 25,233 shares; Mr. Kaye - 40,000 shares; and Mr. Sherman - 33,644 shares.

(3) Does not include options for shares of Common Stock which do not vest within 60 days of the Voting Record Date which have been awarded to executive officers under the St. Francis Capital Corporation 1993 Incentive Stock Option Plan.

(4) Includes shares of Common Stock allocated to certain executive officers under the ESOP, for which such individuals possess shared voting power, of which approximately 14,854 have been allocated to the accounts of the named executive officers in the Summary Compensation Table as follows: Mr. Schlosser - 3,941; Mr. Perz - 3,581; Mr. Kaye - 3,356; Mr. Sherman - 3,186 and Mr. Hazzard-790.

(5) First Bank Milwaukee, N.A. ("Trustee") is the trustee for the St. Francis Bank, F.S.B. Employee Stock Ownership Trust. The Trustee's address is 201 West Wisconsin Avenue, Milwaukee, Wisconsin 53202.

(6) Based upon Amendment No. 2 to a Schedule 13G, dated February 12, 1996, filed with the Company pursuant to the Exchange Act by Brandes Investment Partners, Incorporated, an investment advisor, located at 12750 High Bluff Drive, Suite 420, San Diego, California 92130.

(7) Based upon Amendment No. 1 to a Schedule 13G, dated February 2, 1996, filed with the Company pursuant to the Exchange Act by Neumeier Investment Counsel, an investment advisor, located at 26435 Carmel Rancho Blvd., Carmel, California 93923.

                  MATTERS TO BE VOTED ON AT THE ANNUAL MEETING
                                   MATTER 1.
                             ELECTION OF DIRECTORS

         Pursuant to the Articles of Incorporation of the Company, at the first annual meeting of shareholders of the Company held on January 26, 1994, directors of the Company were divided into three classes as equal in number as possible. Directors of the first class were elected to hold office for a term expiring at the first succeeding annual meeting, directors of the second class were elected to hold office for a term expiring at the second succeeding annual meeting and directors of the third class were elected to hold office for a term expiring at the third succeeding annual meeting, and in each case until their successors are elected and qualified. At each subsequent annual meeting of shareholders, one class of directors, or approximately one-third of the total number of directors, are to be elected for a term of three years. There are no family relationships among any of the directors and/or executive officers of the Company. No person being nominated as a director is being proposed for election pursuant to any agreement or understanding between any person and the Company.

         Unless otherwise directed, each proxy executed and returned by a shareholder will be voted FOR the election of the nominees for director listed below. If any person named as nominee should be unable or unwilling to stand for election at the time of the Annual Meeting, the proxies will nominate and vote for any replacement nominee or nominees recommended by the Board of Directors. At this time, the Board of Directors knows of no reason why any of the nominees listed below may not be able to serve as a director if elected.

         The following tables present information concerning the nominees for director and continuing directors. All of the following nominees have served as a director the Company since the Company's formation in December 1992, except director David J. Drury who was elected by shareholders at the Company's annual meeting of shareholders held in January 1996 and director nominee Jeffrey A. Reigle.

                                         Position with the Company       Director of       Director of
                                          and Principal Occupation       St. Francis      Bank Wisconsin
            Name             Age         During the Past Five Years       Bank Since          Since
            ----             ---         --------------------------       ----------          -----

                        NOMINEES FOR DIRECTOR FOR THREE-YEAR TERMS EXPIRING IN 2000
 Jeffrey A. Reigle           45       Director of  Bank Wisconsin, the        --               1994
                                      Company's   wholly-owned  state-
                                      chartered    bank    subsidiary;
                                      Since 1992,  President and Chief
                                      Executive   Officer   of   Regal
                                      Ware,  Inc.,  a  privately  held
                                      manufacturer  of   utensils  and
                                      electrical  appliances,  located
                                      in  Kewaskum,   Wisconsin;  From
                                      1989-1991,     Executive    Vice
                                      President-Housewares   of  Regal
                                      Ware, Inc.

                                         Position with the Company       Director of       Director of
                                          and Principal Occupation       St. Francis      Bank Wisconsin
            Name             Age         During the Past Five Years       Bank Since          Since
            ----             ---         --------------------------       ----------          -----
 John C. Schlosser           68       Director,    President,    Chief       1978              1994
                                      Executive  Officer and  Chairman
                                      of  the  Board of  the  Company;
                                      Chairman  of  the Board  of  St.
                                      Francis  Bank; Director  of Bank
                                      Wisconsin.

 Edmund O. Templeton         53       Director  of the Company and St.       1990               --
                                      Francis   Bank;   Since    1969,
                                      President, Pilot  Systems, Inc.,
                                      a  privately  held company  that
                                      sells,  develops and  services a
                                      variety  of   computer  software
                                      programs     for    medium-sized
                                      manufacturing         companies,
                                      located      in      Brookfield,
                                      Wisconsin.

                             INFORMATION WITH RESPECT TO CONTINUING DIRECTORS

                                   DIRECTORS WHOSE TERMS EXPIRE IN 1998
 William F. Double           86       Director of the  Company and St.       1987               --
                                      Francis    Bank;     Prior    to
                                      retirement,  from 1976  to 1987,
                                      partner  in  the   law  firm  of
                                      Double    &   Double,    General
                                      Counsel to St. Francis Bank.


 Edward W. Mentzer           60       Director  of  the  Company,  St.       1982              1996
                                      Francis     Bank     and    Bank
                                      Wisconsin; Since  1995, Chairman
                                      of   the    Board   of   Plastic
                                      Engineered  Components  Inc.,  a
                                      privately      held      plastic
                                      injection     molded    products
                                      manufacturer,     located     in
                                      Waukesha,  Wisconsin; From  1992
                                      to  1995,  President,  and  from
                                      1989  to  1992, Chief  Executive
                                      Officer  of  Plastic  Engineered
                                      Components Inc.


                                         Position with the Company       Director of       Director of
                                          and Principal Occupation       St. Francis      Bank Wisconsin
            Name             Age         During the Past Five Years       Bank Since          Since
            ----             ---         --------------------------       ----------          -----
 Rudolph T. Hoppe            70       Director  of the Company and St.       1980               --
                                      Francis    Bank;    Prior     to
                                      retirement,  from 1965  to 1990,
                                      President  of  Glenora  Company,
                                      an    accounting,    tax     and
                                      investment     services    firm,
                                      located       in      Milwaukee,
                                      Wisconsin;    Director,   Plexus
                                      Corporation,  a publicly  traded
                                      electronic              products
                                      manufacturing     and     design
                                      company,   located  in   Neenah,
                                      Wisconsin.

 Thomas R. Perz              52       Director  and Vice  President of       1983
                                      the      Company;      Director,                         1994
                                      President  and  Chief  Executive
                                      Officer  of  St.  Francis  Bank;
                                      Director of Bank Wisconsin.

 David J. Drury              48       Director  of the  Company; Since        --                --
                                      1994,     President,    Stolper-
                                      Fabralloy    Company    LLC,   a
                                      privately  held manufacturer  of
                                      turbomachinery       components,
                                      located      in      Brookfield,
                                      Wisconsin;    From    1989-1993,
                                      Executive     Vice    President,
                                      Oldenburg   Group,   Inc.,    an
                                      industrial    holding   company,
                                      located       in      Milwaukee,
                                      Wisconsin; Since 1989,  director
                                      of Jason, Inc., a  publicly held
                                      manufacturer    of    automotive
                                      trim,      finishing,      power
                                      generation     and    industrial
                                      products, located  in Milwaukee,
                                      Wisconsin.




         The affirmative vote of a plurality of the votes cast is required for the election of directors. Unless otherwise specified, the shares of Common Stock represented by the proxies solicited hereby will be voted in favor of the election of the above-described nominees. The Board of Directors recommends that you vote FOR election of the nominees for director.

                                   MATTER 2.
                                APPROVAL OF THE
                        ST. FRANCIS CAPITAL CORPORATION
                             1997 STOCK OPTION PLAN

         The Board of Directors of the Company proposes for consideration and approval by the Company's shareholders the St. Francis Capital Corporation 1997 Stock Option Plan (the "1997 Stock Option Plan"). Absent shareholder approval, the 1997 Stock Option Plan will not be effective and no grants of options to purchase shares of Common Stock will be made thereunder. Shareholder approval of the 1997 Stock Option Plan will qualify the 1997 Stock Option Plan for granting Incentive Stock Options under Section 422 of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), and is a non-quantitative listing requirement under the By-laws of the National Association of Securities Dealers, Inc. ("NASD") which is applicable to all issuers, including the Company, whose shares are traded on the NASDAQ National Market System.

   PURPOSE OF THE 1997 STOCK OPTION PLAN

         In connection with the conversion of St. Francis Bank from mutual to stock form and the issuance of the Common Stock in connection therewith in 1993 (the "Conversion"), the Board of Directors adopted two stock option plans, the St. Francis Capital Corporation 1993 Stock Option Plan for Outside Directors of the Company and its Affiliates (the "Directors' Plan") and the St. Francis Capital Corporation 1993 Incentive Stock Option Plan (the "Incentive Stock Option Plan"), which authorized in the aggregate options to purchase 140,185 and 560,740 shares of Common Stock, respectively. The Directors' Plan and Incentive Stock Option Plan were approved by the Company's shareholders at a Special Meeting of Shareholders held on September 15, 1993. In connection with the Conversion, options to purchase 140,185 shares of Common Stock were granted to directors of the Company under the Directors' Plan and options to purchase 391,198 shares of Common Stock were granted to officers of the Company under the Incentive Stock Option Plan. With the exception of options to purchase 8,500 shares of Common Stock granted to Mr. James C. Hazzard in connection with his retention as President and Chief Executive Officer of Bank Wisconsin in fiscal 1995, no additional option grants have been made to directors, executive officers or employees of the Company or its subsidiaries. No options remain available for future grant under the Directors' Plan and options to purchase 167,441 shares of Common Stock remain available for future grant under the Incentive Stock Option Plan.

         In November 1996, at the direction of the Board of Directors of the Company, the Compensation Committee of the Board of Directors of the Company reviewed the scope and adequacy of Company's current stock-based compensation plans with the long-term objective of increasing the stock-based components of total compensation paid to directors, officers and employees of the Company and its subsidiaries. The Board of Directors believes that increasing the stock-based components of total compensation serves to further align the interests of the Company's directors, officers and employees and its shareholders. Based upon such review, the Compensation Committee recommended, and the Board of Directors approved, the proposed 1997 Stock Option Plan as a method of increasing the stock-based components of total compensation and providing an adequate reserve of options for additional corporate purposes such as retaining existing directors, officers and employees, recruiting future directors and officers, and for issuances in connection with potential strategic acquisitions.

   ELIGIBILITY, TYPE OF OPTION GRANTS AND SHARES SUBJECT TO PLAN

         Under the proposed 1997 Stock Option Plan, all directors, officers and employees of the Company and its subsidiaries are eligible to participate. As of December 1, 1996, the Company had 368 directors, officers and employees eligible to participate in the 1997 Stock Option Plan. The 1997 Stock Option Plan authorizes the grant of (i) options to purchase shares of Common Stock intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code ("Incentive Stock Options"); and (ii) options that do not so qualify ("Non-Statutory Options"). If approved by shareholders, under the 1997 Stock Option Plan, options for a total of 220,000 shares of Common Stock, or approximately 4.0% of the number of shares of Common Stock outstanding on the Voting Record Date, will be made available for granting to eligible participants. The Company currently has no plans to grant options under the 1997 Stock Option Plan and would not have granted options under the 1997 Stock Option Plan if such plan had been in effect in fiscal 1996.

         The shares of Common Stock to be issued by the Company upon the exercise of options by optionees may be acquired either through open market purchases by the Company, or issued from authorized but unissued shares of Common Stock. If additional authorized but unissued shares of Common Stock are issued upon the exercise of options, the interests of existing shareholders will be diluted.

   ADMINISTRATION

         The proposed 1997 Stock Option Plan will be administered jointly by the Board of Directors of the Company and the Compensation Committee of the Board of Directors of the Company. The Compensation Committee will consist solely of "non-employee directors" as that term is defined under Rule 16b-3 promulgated by the SEC under the Exchange Act and "outside directors" as that term is defined under applicable regulations issued by the Internal Revenue
Service under the Internal Revenue Code.   The Board of Directors shall make
the following determinations with respect to grants to outside directors and the Compensation Committee shall make the following determinations with respect to grants to eligible participants other than outside directors: (i) the persons to whom options are granted; (ii) the terms at which options are to be granted; (iii) the number of shares of Common Stock subject to an individual grant; (iv) the vesting schedule applicable to individual grants; and (v) the expiration date of the option (which shall not be later than ten years from the date the option is granted). The exercise price may be paid in cash or shares of Common Stock and shall be the fair market value (as defined in the 1997 Stock Option Plan) of the Common Stock on the date of grant or such greater amount as determined by the Compensation Committee with respect to grants to eligible participants other than outside directors, and by the Board of Directors with respect to grants to outside directors.

   TERMS AND CONDITIONS OF OPTION GRANTS

         Options granted under the 1997 Stock Option Plan are subject to certain terms and conditions as described herein. Of the total number of shares of Common Stock available for grant under the 1997 Stock Option Plan, a participant may not be granted options to purchase more than 50,000 shares of Common Stock in any period of three calendar years.

         The aggregate fair market value of shares of Common Stock with respect to which Incentive Stock Options may be granted to an eligible participant which are exercisable for the first time in any calendar year may not exceed $100,000. Any option granted in excess of such amount shall be treated as a Non-Statutory Option. Incentive Stock Options granted to any person who is the beneficial owner of more than 10% of the outstanding shares of Common Stock may be exercised only for a period of five years following the date of grant and the exercise price at the time of grant must be equal to at least 110% of the fair market value of the Common Stock on the date of the grant.

     No option granted under the 1997 Stock Option Plan will be exercisable after three months after the date on which the optionee ceases to perform services for the Company, except that in the event of death, retirement or disability, all options, whether or not exercisable at such time, may be exercisable for up to one year thereafter or such longer period as determined by the Compensation Committee of the Company. Options held by employees terminated for cause will terminate on the date of termination. Termination "for cause" includes termination due to personal dishonesty, incompetence, willful misconduct, the intentional failure to perform stated duties, breach of fiduciary duty involving personal dishonesty, willful violations of law, the entry of a final cease and desist order or the material breach of any provisions of an employee's employment contract.

     In the event of a Change of Control of the Company, all Incentive Stock Options and Non-Statutory Options, whether or not exercisable at such time, shall become immediately exercisable. If a participant is terminated due to such Change of Control, all options shall be exercisable for a period of one year following such Change of Control, or such longer period as determined by the Compensation Committee; provided that in no event shall the period extend beyond the option term and in the case of Incentive Stock Options, such options shall not be eligible for treatment as Incentive Stock Options if exercised more than three months following the date of a participant's cessation of employment. "Change of Control" is defined to mean a change of control of a nature that: (i) would be required to be reported to the SEC by the Company in a current report on Form 8-K; or (ii) results in a change in control of St. Francis Bank or the Company within the meaning of the Home Owners Loan Act of 1933 and the rules and regulations promulgated by the Office of Thrift Supervision (or its predecessor agency) (the "OTS"). In addition, under the 1997 Stock Option Plan, a Change of Control shall be deemed to have occurred at such time as (i) any "person" (as the term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company or its subsidiaries representing 25% or more of such entities' outstanding voting securities; (ii) individuals who constitute the current Board of Directors of the Company (the "Incumbent Board"), cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the effective date of the 1997 Stock Option Plan whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by the Company's shareholders was approved by the same Nominating Committee serving under an Incumbent Board, shall be considered as a member of the Incumbent Board; or (iii) a plan of reorganization, merger, consolidation, sale of all or substantially all the assets of the Company or similar transaction in which the Company is not the surviving institution; or (iv) any change of control of the Company instituted by an entity or individual other than current management of the Company.

     In the event of a participant's termination of employment, the Company, if requested by the participant, may elect to pay the participant, or beneficiary in the event of death, in exchange for cancellation of the option, the amount by which the fair market value of the Common Stock exceeds the exercise price of the option on the date of the participant's termination of employment.

     Incentive Stock Options may be transferred only by will or the laws of descent and distribution. Non-Statutory Options may be transferred by participants pursuant to the laws of descent and distribution and during a participant's lifetime by participants to members of their "immediate family" (as defined in the 1997 Stock Option Plan), trusts for the benefit of members of their immediate family and charitable institutions to the extent permitted under
Section 16 of the Exchange Act and subject to federal and state securities laws.

   FEDERAL INCOME TAX TREATMENT

         An optionee will not be deemed to have received taxable income upon the grant or exercise of an Incentive Stock Option, provided that such shares of Common Stock are held for at least one year after the date of exercise and two years after the date of grant. No gain or loss will be recognized by the Company as a result of the grant or exercise of Incentive Stock Options. An optionee will be deemed to receive ordinary income upon exercise of Non-Statutory Options in an amount equal to the amount by which the fair market value of the Common Stock on the exercise date exceeds the exercise price. The amount of any ordinary income deemed to be received by an optionee due to a premature disposition of the shares of Common Stock acquired upon the exercise of an Incentive Stock Option or upon the exercise of a Non-Statutory Option will be deductible expense for tax purposes for the Company. At this time, generally accepted accounting principles ("GAAP") do not require compensation expense to be recorded for any options granted for which the exercise price equals the market value on the date of grant. When options are exercised, the net proceeds received by the Company will be recorded as an increase in Common Stock and paid-in capital.

   ADJUSTMENTS IN THE EVENT OF CAPITAL CHANGES

         In the event the number of shares of Common Stock are increased or decreased or changed into or exchanged for a different number or kind of shares of stock or other securities of the Company by reason of any stock dividend or split, recapitalization, merger, consolidation, spin-off, reorganization, combination or exchange of shares, or other similar corporate change, or other increase or decrease in such shares without receipt or payment of consideration by the Company, the following appropriate adjustments may be made to prevent dilution or enlargement of the rights of participants, including any or all of the following: (i) adjustments in the aggregate number or kind of shares of Common Stock which may be awarded; (ii) adjustments in the aggregate number or kind of shares of Common Stock covered by outstanding option grants; and (iii) adjustments in the purchase price of outstanding option grants. No such adjustments may, however, materially change the value of benefits available to participants under a previously granted award.

   DURATION AND AMENDMENT OF 1997 STOCK OPTION PLAN

         No options will be awarded under the 1997 Stock Option Plan following the tenth anniversary of approval of the 1997 Stock Option Plan by shareholders of the Company.

         The Board of Directors of the Company may amend the 1997 Stock Option Plan in any respect; provided, however, that certain provisions governing the terms of Incentive Stock Option and Non-Statutory Option grants shall not be amended more than once every six months to comport with the Internal Revenue Code or the Employee Retirement Income Security Act of 1974, as amended, if applicable. In addition, the Board of Directors may determine that shareholder approval of any amendment to the 1997 Stock Option Plan may be advisable for any reason, including but not limited to, for the purpose of obtaining or retaining any statutory or regulatory benefits under tax, securities or other laws or satisfying applicable stock exchange listing requirements.

         THE AFFIRMATIVE VOTE OF A MAJORITY OF THE SHARES OF COMMON STOCK REPRESENTED IN PERSON OR BY PROXY AND VOTED AT THE ANNUAL MEETING IS REQUIRED FOR APPROVAL OF THE 1997 STOCK OPTION PLAN. UNLESS MARKED TO THE CONTRARY, THE SHARES OF COMMON STOCK REPRESENTED BY THE ENCLOSED PROXY WILL BE VOTED FOR APPROVAL OF THE 1997 STOCK OPTION PLAN. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE 1997 STOCK OPTION PLAN.

                                   MATTER 3.
                    RATIFICATION OF APPOINTMENT OF AUDITORS

         The Company's independent auditors for the fiscal year ended September 30, 1996 were KPMG Peat Marwick LLP. The Board of Directors of the Company has reappointed KPMG Peat Marwick LLP to perform the audit of the Company's financial statements for the year ending September 30, 1997. Representatives of KPMG Peat Marwick LLP will be present at the Annual Meeting and will be given the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from the Company's shareholders.

         THE AFFIRMATIVE VOTE OF A MAJORITY OF THE SHARES OF COMMON STOCK REPRESENTED IN PERSON OR BY PROXY AND VOTED AT THE ANNUAL MEETING IS REQUIRED FOR RATIFICATION OF KPMG PEAT MARWICK LLP AS INDEPENDENT AUDITORS OF THE COMPANY. UNLESS MARKED TO THE CONTRARY, THE SHARES OF COMMON STOCK REPRESENTED BY THE ENCLOSED PROXY WILL BE VOTED FOR RATIFICATION OF THE APPOINTMENT OF KPMG PEAT MARWICK LLP AS THE INDEPENDENT AUDITORS OF THE COMPANY. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF KPMG PEAT MARWICK LLP AS THE INDEPENDENT AUDITORS OF THE COMPANY.

             MEETINGS OF THE BOARD OF DIRECTORS AND ITS COMMITTEES

         Regular meetings of the Board of Directors of the Company are held eight times per year. During the fiscal year ended September 30, 1996, the Board of Directors of the Company held eight regular meetings and one special meeting. No incumbent director attended fewer than 75% of the aggregate total number of meetings of the Board of Directors held and the total number of committee meetings on which such director served during the fiscal year ended September 30, 1996.

         In fiscal 1996, the Audit Committee of the Company consisted of the same three directors, Messrs. Rudolph T. Hoppe, Edward W. Mentzer and Edmund
O. Templeton, who are neither officers nor employees of the Company or its subsidiaries ("Outside Directors"). In March 1996, the composition of the Audit Committee was changed to include all Outside Directors of the Company, including Messrs. Double, Drury, Hoppe, Mentzer and Templeton. The Audit Committee reviews the scope and timing of the audit of the Company's financial statements by the Company's independent public accountants and reviews with the independent public accountants the Company's management policies and procedures with respect to auditing and accounting controls. The Audit Committee also reviews and evaluates the independence of the Company's accountants, approves services rendered by such accountants and recommends to the Board the engagement, continuation or discharge of the Company's accountants. The Company's Audit Committee met four times during the fiscal year ended September 30, 1996.

         Through February 1996, the Compensation Committee of the Board of Directors of the Company consisted of Outside Directors, Messrs. Mentzer and Templeton. In March 1996, the composition of the Compensation Committee was changed to include all Outside Directors of the Company, including Messrs. Double, Drury, Hoppe, Mentzer and Templeton. During the fiscal year ended September 30, 1996, the Company did not pay separate compensation to its executive officers and did not have any salaried employees. However, pursuant to an agreement between the Company and St. Francis Bank, the Company reimburses St. Francis Bank for the services of St. Francis Bank's officers and
employees for time devoted to Company affairs.    In fiscal 1996, the
Compensation Committee of the Company reviewed and ratified the compensation policies set by, and decisions made by, the Board of Directors of St. Francis Bank and the Board of Directors of Bank Wisconsin.

     The Compensation Committee of the Company met four times during the fiscal year ended September 30, 1996. In November 1996, the Compensation Committee of the Company met to issue the Compensation Committee Report which appears in this Proxy Statement. In fiscal 1997, executive compensation policies and programs will be made and/or ratified by the Compensation Committee of the Company, which will consider the recommendations of the Board of Directors of each of the subsidiary banks. For a further discussion of the compensation policies of the Company, see "Compensation Committee Report."

     The entire Board of Directors of the Company acted as a Nominating Committee for the selection of nominees for directors to stand for election at the Annual Meeting. In October and December 1996, the Board, acting as the Nominating Committee, considered nominations for directors. The Company's By-laws allow for shareholder nominations of the directors and require such nominations be made pursuant to timely notice in writing to the Secretary of the Company. See "Shareholder Proposals for the 1998 Annual Meeting."

                         COMPENSATION COMMITTEE REPORT

  COMPENSATION COMMITTEE

     Through February 1996, the Compensation Committee of the Board of Directors of the Company consisted of Outside Directors, Messrs. Mentzer and Templeton. In March 1996, the composition of the Compensation Committee was changed to include all Outside Directors of the Company, including Messrs. Double, Drury, Hoppe, Mentzer and Templeton. During the fiscal year ended September 30, 1996, the Company did not pay separate compensation to its executive officers and did not have any salaried employees. However, pursuant to an agreement between the Company and St. Francis Bank, the Company reimburses St. Francis Bank for the services of St. Francis Bank's officers and employees for time devoted to Company affairs. In fiscal 1996, the Compensation Committee of the Company reviewed and ratified the compensation policies set by, and decisions made by, the Board of Directors of St. Francis Bank and the Board of Directors of Bank Wisconsin. In November 1996, the Compensation Committee of the Company met to issue this Compensation Committee Report.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Through February 1996, the Compensation Committee was composed of two Outside Directors, Messrs. Mentzer and Templeton, who are not former officers or employees of the Company or any of its subsidiaries. In March 1996, the Compensation Committee was composed of all Outside Directors. There are no interlocks, as defined under the rules and regulations of the SEC, between the Compensation Committee and corporate affiliates of members of the Compensation Committee.

  COMPENSATION COMMITTEE REPORT

     Under rules established by the SEC, the Company is required to provide certain data and information regarding the compensation and benefits provided to the Company's Chief Executive Officer and certain other executive officers of the Company. The rules require compensation disclosure in the form of tables and a report of the Compensation Committee which explains the rationale and considerations that led to fundamental compensation decisions affecting such individuals. The Compensation Committee has prepared the following report, at the direction of the Board of Directors of the Company, for inclusion in this Proxy Statement.

         I.  EXECUTIVE COMPENSATION POLICY

         It is the policy of the Company and its subsidiary banks to maintain an executive compensation program which will attract, motivate, retain and reward senior executives and provide appropriate incentives intended to generate long-term financial results which will benefit the Company, St. Francis Bank and Bank Wisconsin, and shareholders of the Company. The Company's executive compensation program incorporates a pay-for-performance policy that compensates executives for both corporate and individual performance. The executive compensation program is designed to achieve the following objectives:

         - Provide competitive compensation packages comparable to those offered by other peer group financial institutions;

         - Provide the Company and the subsidiary banks with the ability to compete for and retain talented executives that are critical to the Company's long-term success; and

         - Provide incentives to achieve the Company's financial performance objectives and exceptional individual performance with the goal of enhancing shareholder value.

         The executive compensation package consists of three major components:
(i) cash compensation, including base salary and an annual incentive bonus;
(ii) long-term incentive compensation in the form of stock options awarded under the St. Francis Capital Corporation 1993 Incentive Stock Option Plan; and
(iii) executive benefits.

         II.  COMPENSATION DECISIONS FOR FISCAL 1996

         In fiscal 1995, St. Francis Bank retained an independent compensation consultant to review the salary levels, incentive program and individual performance goals for executive officers of St. Francis Bank. The compensation consultant's analysis included a review of senior officer salary studies and surveys prepared by national and state trade associations, together with available competitive compensation data. The consultant made specific recommendations regarding adjustments to the salary levels of St. Francis Bank executive officers as well as adjustments to the incentive compensation targets for fiscal 1995 and 1996. These recommendations included proposed revisions to the incentive compensation programs maintained by the Company's subsidiary banks designed to ensure that incentives are based upon factors over which the participants have direct influence and control, and are tied to longer-term corporate performance. In reviewing and approving compensation decisions for fiscal 1995, 1996 and 1997, the Compensation Committee has, and intends to, consider the guidelines and recommendations of the independent compensation consultant.

         During fiscal 1996, the Board of Directors of St. Francis Bank modified the existing Incentive Compensation Program ("SFB-ICP") pursuant to which executive officers of St. Francis Bank receive cash incentive remuneration. Under the modified SFB-ICP, executive officers earn their targeted incentive compensation based on St. Francis Bank achieving a target level of net income (excluding gains on the sale of securities) for the fiscal year and based upon participants achieving certain individual performance goals established at the beginning of each fiscal year. Previously, the SFB- ICP provided for payment of incentive compensation based upon target levels of net income, coupled with achievement of individual performance objectives. The Board of Directors of St. Francis Bank decided to modify the SFB-ICP parameter in fiscal 1996 based upon the recommendations of the independent compensation consultant that incentives should be based upon factors over which SFB-ICP participants have direct influence and control. The Company intends to further modify its incentive programs for fiscal 1997 in pursuit of this objective as discussed further herein. Incentive compensation earned under the SFB-ICP is established as a percentage of each officer's base salary. Incentive compensation may exceed established percentages of base salaries if St. Francis Bank surpasses the target level of net income (excluding gains on the sale of securities) and individual performance objectives are met, or may be less than the established percentages if St. Francis Bank does not achieve the target net income level and individual performance objectives are not met. The SFB-ICP provides for a target of 35% of base salary for St. Francis Bank's President (Mr. Perz), a target of 30% of base salary for members of St. Francis Bank's Investment Committee (Messrs. Kaye, Sherman and Sorenson) and targets of 25% and 20% for other Senior Vice Presidents of St. Francis Bank. The target net income level for St. Francis Bank is reviewed and established annually by the Board of Directors of St. Francis Bank and may vary from year to year, as may the specifics of the SFB-ICP. St. Francis Bank did not achieve the net income target established for fiscal 1996, and therefore, executive officers of St. Francis Bank will earn incentive compensation at levels less than the target SFB-ICP levels. The aggregate pay-out under the SFB-ICP for fiscal 1996 was $197,704. The average bonus earned under the SFB-ICP in fiscal 1996 by participants (other than Mr. Perz) was 17% of their base salaries compared to 31% in fiscal 1995.

         During fiscal 1996, the Bank Wisconsin Incentive Compensation Program (the "BW-ICP") was modified and redefined to include several executive officers of Bank Wisconsin in addition to James C. Hazzard, President of Bank Wisconsin. The BW-ICP provides for payment of cash incentive compensation as a percentage of base salary based upon Bank Wisconsin achieving various levels of net income and based upon participants achieving certain individual performance goals established at the beginning of each fiscal year, and operates in a similar manner as the SFB-ICP. The BW-ICP provides for a target of 25% of base salary for Mr. Hazzard and lesser percentages of base salary for other participants. Bank Wisconsin exceeded its net income target established for fiscal 1996, and therefore, executive officers of Bank Wisconsin will earn incentive compensation in excess of the target BW-ICP levels. The aggregate pay-out under the BW- ICP was $63,500 for fiscal 1996. The average bonus earned under the BW-ICP in fiscal 1996 by Bank Wisconsin's executive officers (other than Mr. Hazzard) was 8% of their base salaries. Mr. Hazzard earned ICP remuneration equal to $35,000 for fiscal 1996, or 35% of his $105,000 base salary.

         Remuneration earned under the SFB-ICP and BW-ICP for the fiscal year ended September 30, 1996 will be paid by St. Francis Bank and Bank Wisconsin in January 1997.

         Senior officers of St. Francis Bank were awarded stock options during the fiscal year ended September 30, 1993 in connection with the conversion of St. Francis Bank from a federally-chartered mutual savings bank to a federally-chartered state savings bank which was consummated in June 1993 (the "Conversion") under the Incentive Stock Option Plan. Mr. Hazzard was granted stock options in fiscal 1995 in connection with his retention as President of Bank Wisconsin. No stock options were awarded to executive officers under the Incentive Stock Option Plan during the fiscal year ended September 30, 1996.

         Executive benefits paid by St. Francis Bank and Bank Wisconsin to its executive officers were based upon each officer's contribution to the success of the subsidiary bank and reflected each officer's position, salary and specific responsibilities. Executive compensation and benefit plans applicable to officers and directors of the subsidiary banks vary. For a further discussion of the executive benefits made available to officers of the subsidiary banks during the fiscal year ended September 30, 1996, see "Compensation of Executive Officers and Directors - Benefits."

         Stock options awarded to executive officers of St. Francis Bank during the fiscal year ended September 30, 1993 in connection with the Conversion and to Mr. Hazzard in connection with his retention as President of Bank Wisconsin in fiscal 1995, and executive benefits paid during the fiscal year ended September 30, 1996 were intended to promote the interests of St. Francis Bank, Bank Wisconsin and the Company and its shareholders by enabling the subsidiary banks to retain qualified management by providing competitive financial incentives.


         III.  PRESIDENT AND CHIEF EXECUTIVE OFFICER COMPENSATION IN FISCAL 1996

         Effective October 1, 1995, John C. Schlosser relinquished his responsibilities as Chief Executive Officer of St. Francis Bank, and Thomas R. Perz was named Chief Executive Officer. Mr. Schlosser continued as Chairman of the Board of Directors of St. Francis Bank in fiscal 1996, and his base salary (excluding amounts deferred under certain deferred compensation agreements with St. Francis Bank) for fiscal 1996 remained the same as for fiscal 1995 ($287,955), except that effective October 1, 1995, Mr. Schlosser was no longer eligible to participate in the SFB-ICP. In addition, during fiscal 1996, Mr. Schlosser continued to serve as President, Chief Executive Officer and Chairman of the Board of Directors of the Company.

         Following the 1997 Annual Meeting of Shareholders, Mr. Schlosser's responsibilities and remuneration will be reduced as Mr. Schlosser will relinquish his position as President and Chief Executive Officer of the Company and all regular administrative activities for the Company. Mr. Perz will succeed Mr. Schlosser as President and Chief Executive Officer of the Company. Mr. Schlosser will continue as Chairman of the Board of Directors of the Company and will further serve the Company and its President in a consultive role and on special projects. Effective February 1, 1997, he will receive a base salary of $150,000 per year under a contract extending until January 1999.

         In establishing the compensation of Messrs. Schlosser and Perz, the Compensation Committee specifically considered St. Francis Bank's overall operating performance and compared St. Francis Bank's operating results to other thrifts headquartered in Wisconsin. The Compensation Committee also considered the individual performance of Messrs. Schlosser and Perz and the revised responsibilities of such individuals during fiscal 1996, including their individual performance and ability to develop, train and motivate a competent management team and to execute the directives of the Board, as well as to manage St. Francis Bank and the Company in a profitable, safe and sound manner.

         Mr. Perz's base salary (excluding ICP remuneration) for the fiscal year ended September 30, 1996 remained at $224,448 (excluding amounts deferred under his deferred compensation agreement with St. Francis Bank). Mr. Perz's targeted ICP remuneration was set at 35% of base salary. St. Francis Bank did not meet the net income target established by the Board of Directors for fiscal 1996 under the SFB-ICP, and therefore, Mr. Perz will receive incentive compensation equal to $53,127 for fiscal 1996 under the SFB-ICP, or 23.7% of his $224,448 base salary established at the beginning of fiscal 1996.

     IV.  MODIFICATIONS TO COMPENSATION PROGRAMS IN FISCAL 1997

     In fiscal 1997, executive compensation policies and programs will be made and/or ratified by the Compensation Committee of the Company which will consider the recommendations of the Board of Directors of each of the subsidiary banks. Based upon the recommendations of the independent compensation consultant retained by St. Francis Bank in 1995 and the Compensation Committee's objective to tie incentive compensation more directly to corporate performance, the Compensation Committee has approved several additional modifications to its incentive compensation programs for fiscal 1997. The Company has established an incentive compensation program for St. Francis Capital Corporation (the "STFR-ICP") for fiscal 1997 in which certain executive officers of the Company will participate. Under the STFR-ICP, incentive compensation targets will include various objective measures of Company-level performance. Individual incentive compensation will be based upon the Company achieving specific corporate performance targets applicable to various executive officer groups as well as achievement of individual performance objectives. The SFB-ICP will operate as it did in fiscal 1996, except that the corporate performance indicator will be redefined as net income excluding gains on the sale of securities and excluding leverage income of St. Francis Bank, and eligible participants will include only those executive officers of St. Francis Bank who do not participate in the STFR-ICP. The BW-ICP will remain the same for fiscal 1997.

     V.   SHAREHOLDER PROPOSAL TO APPROVE 1997 STOCK OPTION PLAN

     In order to further promote the best interests of the Company and its shareholders by providing key officers, employees and directors of the Company and its subsidiaries with additional incentive to perform in a superior manner, the Compensation Committee has reviewed and recommends that shareholders approve the 1997 Stock Option Plan. The Compensation Committee recommends the establishment of the 1997 Stock Option Plan to recognize the contributions of both existing and prospective directors, officers and employees of the Company and its affiliates. The Compensation Committee recognizes that stock options are a performance-motivating incentive because they have no value unless the price of the Common Stock increases above the exercise price applicable to outstanding option grants. In determining whether to grant options under the proposed 1997 Stock Option Plan, the Board of Directors and the Compensation Committee, on a subjective basis and within their sole discretion, will review management recommendations and evaluate the overall financial performance of the Company and its subsidiaries, or any specific measure of financial performance thereof. Options may be granted for achievement of both long-term and short-term corporate performance objectives and also may be based upon an evaluation of individual contributions to Company and subsidiary performance. The Compensation Committee intends to grant options based upon review of various corporate performance criteria, which may include the Company's ability to improve return on assets, return on equity and efficiency ratio goals, as well as earnings growth, new product development and growth in net income, deposits, loans and any other targeted rate of improvement in the operations of the Company and its subsidiaries.



                                                        COMPENSATION COMMITTEE

                                                        WILLIAM F. DOUBLE
                                                        DAVID J. DRURY
                                                        RUDOLPH T. HOPPE
                                                        EDWARD W. MENTZER
                                                        EDMUND O. TEMPLETON

                COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

EXECUTIVE COMPENSATION

         During the fiscal year ended September 30, 1996, the Company did not pay separate compensation to its executive officers. Separate compensation will not be paid to the officers of the Company until such time as the officers of the Company devote significant time to separate management of Company affairs, which is not expected to occur until the Company becomes actively involved in additional significant business beyond St. Francis Bank and Bank Wisconsin. The following table summarizes the total compensation earned by St. Francis Bank's Chief Executive Officer and the next four highest paid executive officers of the Company's subsidiaries whose compensation (salary and bonus) exceeded $100,000 during the Company's fiscal years ended September 30, 1994, 1995 and 1996.

                           SUMMARY COMPENSATION TABLE


                                                                        LONG-TERM
                                                                       COMPENSATION
                                                                       ------------
                                                   ANNUAL               NUMBER OF
                                             COMPENSATION(1)             SHARES
                                          --------------------         SUBJECT TO               ALL OTHER
NAME AND PRINCIPAL POSITION     YEAR      SALARY(2)   BONUS(3)         OPTIONS(4)             COMPENSATION(5)
---------------------------     ----      ---------   --------         ----------             ---------------
John C. Schlosser . . . . .     1996       $287,955  $       --                --                 $61,855
  Chairman of the Board of      1995        292,955     129,580                --                  59,016
  St. Francis Bank and          1994        302,421      16,842                --                  63,493
  President and CEO of
  the Company

Thomas R. Perz  . . . . . .     1996        229,448      53,127                --                  52,058
  President and CEO             1995        229,448      88,044                --                  43,379
  of St. Francis Bank and       1994        205,326      10,612                --                  45,215
  and Vice President of
  the Company

Brian T. Kaye . . . . . . .     1996        161,114      36,251                --                  53,276
  Executive Vice President      1995        161,114      72,501                --                  48,876
  and Secretary of              1994        161,958       7,793                --                  42,149
  St. Francis Bank and
  Secretary of the Company

Bruce R. Sherman  . . . . .     1996        145,000      26,100                --                  49,176
  Senior Vice President and     1995        139,038      75,695                --                  45,663
  Treasurer of St. Francis      1994        140,177       6,955                --                  35,733
  Bank and Vice President
  of the Company

James C. Hazzard (6)  . . .     1996        105,000      35,000                --                  28,188
  President and CEO of          1995        100,000      25,000             8,500                      --
  Bank Wisconsin                1994        100,000          --                --                      --


------------------------------
(FOOTNOTES ON FOLLOWING PAGE)

______________________________

(1) Perquisites and other personal benefits provided to the named executive officers by the Company did not exceed the lesser of $50,000 or 10% of each named executive officer's total annual salary and bonus during the fiscal years indicated, and accordingly, are not included.

(2) Amounts shown include compensation earned and deferred at the election of the named executive officers during the fiscal years ended September 30, 1994, 1995 and 1996, including compensation deferred in fiscal 1994 and 1995 by Mr. Schlosser and in fiscal 1994, 1995 and 1996 by Mr. Perz, respectively, under deferred compensation agreements entered into with St. Francis Bank. See "-Deferred Compensation Agreements."

(3) Senior officers of St. Francis Bank and Bank Wisconsin receive remuneration under separate Incentive Compensation Programs ("ICPs"). The amounts indicated for the fiscal year ended September 30, 1996 represent incentive compensation earned by the named executive officers under the ICPs for St. Francis Bank and Bank Wisconsin's fiscal year ended September 30, 1996 which will be paid in January 1997. Mr. Schlosser did not participate in the St. Francis Bank ICP in fiscal 1996.

(4) The amount shown in this column represents the total number of shares of Common Stock subject to options granted to Mr. Hazzard during the fiscal year ended September 30, 1995 under the Incentive Stock Option Plan.

(5) Amounts shown in this column represent contributions by the Bank pursuant to the St. Francis Bank, F.S.B. Money Purchase Pension Plan (the "Pension Plan"), the St. Francis Bank, F.S.B. 401(k) Savings Plan (the "401(k) Plan"), the ESOP, the Executive Split Dollar Life Insurance Plan (the "Split Dollar Plan"), and Long-Term Disability Policies during the fiscal years ended September 30, 1994, 1995 and 1996. The amounts shown for each individual for the fiscal year ended September 30, 1996 are derived from the following figures: (i) Mr.
         Schlosser: $11,388 - Pension Plan contribution; $3,000 - 401(k) Plan matching contribution; $26,294 - ESOP allocation; $20,000 - Split Dollar Plan premium; $1,173 - Long-Term Disability Policy premium;
         (ii) Mr. Perz: $11,388 - Pension Plan contribution; $3,000 - 401(k) Plan matching contribution; $26,294 - ESOP allocation; $7,000 - Split Dollar Plan premium; $4,376 - Long-Term Disability Policy premium;
         (iii) Mr. Kaye: $11,388 - Pension Plan contribution; $2,590 - 401(k) Plan matching contribution; $26,294 - ESOP allocation; $11,525 - Split Dollar Plan premium; $1,479- Long-Term Disability Policy premium; (iv) Mr. Sherman: $11,388 - Pension Plan contribution; $3,000 - 401(k) Plan matching contribution; $26,294- ESOP allocation; $7,979 - Split Dollar Plan premium; $506 - Long-Term Disability Policy premium; and
         (v) Mr. Hazzard: $7,748 - Pension Plan contribution; $2,117 - 401(k) Plan matching contribution; and $18,232- ESOP allocation.

(6) Mr. Hazzard was hired on August 1, 1994; the salary amount indicated for fiscal 1994 has been annualized. The ICP applicable to Mr. Hazzard for fiscal 1995 provided for a bonus payment equal to 25% of his base salary for fiscal 1995.

EMPLOYMENT AGREEMENTS

         In June 1993, St. Francis Bank entered into three-year employment agreements with Messrs. Schlosser, Perz, Kaye and Sherman. In fiscal 1994 and 1995, the terms of these agreements were extended for one year by Board action. In lieu of renewal of the employment agreements in fiscal 1996, the Company and St. Francis Bank entered into new three-year employment agreements with Messrs. Perz, Kaye and Sherman to be effective as of October 1, 1996. In August 1994, the Company entered into a one-year employment agreement with Mr. Hazzard which was subsequently assigned to Bank Wisconsin, and in October 1996, Bank Wisconsin entered into a new three-year employment agreement with Mr. Hazzard. The term of these new employment agreements with Messrs. Perz, Kaye, Sherman and Hazzard, which are described herein, may be restored to three years by action of the Boards of Directors annually, subject to the Boards' performance evaluation. Effective October 1, 1996, the Company entered into a separate employment agreement with Mr. Schlosser as discussed further herein. These employment agreements are intended to ensure that the Company, St. Francis Bank and Bank Wisconsin maintain a stable and competent management base.

         Under the employment agreements in effect for fiscal 1996, the base salaries for Messrs. Perz, Kaye, Sherman and Hazzard were $224,448, $161,114, $145,000 and $105,000, respectively. Base salaries may be increased by the Board of Directors of the Company, St. Francis Bank or Bank Wisconsin, as applicable, but may not be reduced except as part of a general pro rata reduction in compensation for all executive officers. In addition to base salary, the agreements provide for payments from other incentive compensation plans, and provide for other benefits, including participation in any group health, life, disability, or similar insurance program and in any pension, profit-sharing, employee stock ownership plan, deferred compensation, 401(k) or other retirement plan maintained by St. Francis Bank and Bank Wisconsin, as applicable. The agreements also provide for participation in any stock-based incentive programs made available to executive officers of the Company and its subsidiaries. The agreements with Messrs. Perz, Kaye, Sherman and Hazzard may be terminated by the Company, St. Francis Bank or Bank Wisconsin, as applicable, upon death, disability, retirement, for cause at any time, or in certain events specified by the regulations of the OTS. If the Company, St. Francis Bank or Bank Wisconsin terminate the agreements due to death or retirement, for cause or pursuant to OTS regulations, the executives shall be entitled to receive all compensation and benefits in which they were vested as of the termination date. If the agreements are terminated due to disability, the executives shall be entitled to receive 100% of their base salary at the rate in effect at the time of termination for a period of one year and thereafter an amount equal to 75% of such base salary for any remaining portion of the employment term (offset by any payments received by executives under any employer disability plans or government social security or workers' compensation programs), together with other compensation and benefits in which they were vested as of the termination date. If the Company, St. Francis Bank or Bank Wisconsin terminate the agreements other than for the foregoing reasons, or the executives terminate the agreements in accordance with the terms stated therein, the executives are entitled to severance payments equal to one year's base salary (in the case of Messrs. Kaye, Sherman and Hazzard) and two year's base salary (in the case of Mr. Perz) (based upon the highest base salary within the three years preceding the date of termination) and the amount of bonus and incentive compensation paid to the executives in the most recently completed calendar year of employment, payable over a twelve or 24-month period, as applicable. In addition, the executives shall be entitled to participate in all group insurance, life insurance, health and accident, disability and certain other employee benefit plans maintained by the employer, at no cost to the executives, for a period of one year (in the case of Messrs. Kaye, Sherman and Hazzard) or two years (in the case of Mr. Perz), or such earlier time as the executives are employed on a full-time basis by another employer which provides substantially similar benefits. The employment agreements also contain covenant-not-to-compete provisions which prohibit the executives from competing with a Significant Competitor (as defined therein) of the Company, St. Francis Bank or Bank Wisconsin, as applicable, for a period of twelve months following termination.

         The employment agreements provide for severance payments if the executives' employment terminates following a change in control. Under the agreements, a "Change in Control" is generally defined to include any change in control required to be reported under the federal securities laws, as well as
(i) the acquisition by any person of 25% or more of the Company's outstanding voting securities, or (ii) a change in a majority of the directors of the Company during any two-year period without approval of at least two-thirds of the persons who were directors at the beginning of such period. Within 24 months of the effective date of any Change in Control, the executives may terminate the agreements in the event certain conditions contained therein are satisfied, and shall be entitled to receive as severance three year's base salary (based upon the highest base salary within in the three years preceding the date of termination) and the amount of bonus and incentive compensation paid to the executives in the most recently completed calendar year of employment, payable over a three-year period. In addition, the executives shall be entitled to all other benefits and compensation which would have been payable to them in the event of termination other than for death, disability, cause or pursuant to OTS regulations, as described herein. In addition, the executives are entitled to all qualified retirement and other benefits in which they were vested. If the severance benefits payable following a Change in Control would constitute "parachute payments" within the meaning of Section 280G(b)(2) of the Internal Revenue Code, and the present value of such "parachute payments" equals or exceeds three times the executive's average annual compensation for the five calendar years preceding the year in which a Change in Control occurred, the severance benefits shall be reduced to an amount equal to the present value of 2.99 times the average annual compensation paid to the executive during the five years immediately preceding such Change in Control.

         The Company and Mr. Schlosser have entered into an employment agreement to be effective as of October 1, 1996 through January 2, 1999. The employment agreement provides that Mr. Schlosser shall continue to serve as President, Chief Executive Officer and Chairman of the Board of the Company through January 22, 1997 and thereafter, for the balance of the employment term, shall serve as Chairman of the Board of Directors of the Company and will further serve the Company in a consultive role and on special projects.
Through January 31, 1997, Mr. Schlosser shall be compensated at a base rate of $287,955 per annum and effective February 1, 1997, he shall receive a base salary of $150,000 per year. In addition to base salary, the agreement provides for other benefits generally made available to other executive officers of the Company and its subsidiaries, excluding benefits under the Company's or its subsidiaries' bonus or stock-based plans. The agreement also provides for termination upon death, retirement, disability, for cause, and in the case of certain events specified by OTS regulations. If Mr. Schlosser retires or dies, or Mr. Schlosser voluntarily terminates his employment agreement, he or his estate shall be entitled to any compensation and benefits in which he was vested as of his termination date. If the agreement is terminated due to Mr. Schlosser's disability, Mr. Schlosser shall be entitled to receive 100% of his base salary at the rate in effect at the time of termination for the remainder of the employment term up to one year and thereafter at an annual rate equal to 75% of such base salary for any remaining portion of the employment term (offset by any payments received by Mr. Schlosser under any employer disability plans or governmental social security or workers' compensation programs). If Mr. Schlosser is terminated for cause, Mr. Schlosser shall not be entitled to any severance payment; however, he shall be entitled to any benefits in which he was vested as of the termination date. If Mr. Schlosser is terminated by the Company other than for cause, death, disability or retirement, or Mr. Schlosser terminates the employment agreement pursuant to the terms contained therein, he shall be entitled to receive as severance, salary payments under the employment agreement for the remainder of the employment term, together with certain other benefits subject to certain terms and conditions. The agreement also contains a covenant-not-to-compete which prohibits Mr. Schlosser from competing with a Significant Competitor (as defined therein) of the Company for a period of twelve months following termination.

CONSULTING, NON-COMPETITION AND SUPPLEMENTAL COMPENSATION AGREEMENT

         In August 1992, St. Francis Bank and Mr. Schlosser entered into a consulting, non-competition and supplemental compensation agreement (the "Consulting Agreement") pursuant to which St. Francis Bank agreed to pay Mr. Schlosser (or his beneficiary) monthly payments of $4,166.67 for 120 months upon his attainment of age 70, death, disability or termination of his employment following a change of control. A "change of control" is defined to include a change in the majority of St. Francis Bank's Board of Directors by reason of the election of new directors not nominated by the Board, the merger of St. Francis Bank, or the acquisition by any person or group of persons acting in concert of 25% or more of the stock of St. Francis Bank. Death benefit payments may be paid in a lump sum to Mr. Schlosser's beneficiary. No benefits are payable if Mr. Schlosser's employment is terminated for cause. "Cause" is defined as a willful and continued failure to perform his duties, willful misconduct which is materially injurious to St. Francis Bank, a criminal conviction involving the affairs of St. Francis Bank or removal by a regulatory agency. If requested by St. Francis Bank, Mr. Schlosser will provide consulting services to St. Francis Bank during the period benefits are paid under the Consulting Agreement.

DEFERRED COMPENSATION AGREEMENTS

         In December 1980, St. Francis Bank and Mr. Schlosser entered into a deferred compensation agreement (the "1980 Agreement") in lieu of a $10,000 per annum increase in Mr. Schlosser's base salary, pursuant to which St. Francis Bank agreed to pay Mr. Schlosser (or his beneficiary) $156,000 over 13 years following his normal retirement date, death or disability. If Mr. Schlosser's employment with St. Francis Bank terminates other than for death or disability, he will receive a lump sum in an amount equal to $833 multiplied by the number of months he was employed by St. Francis Bank from January 1, 1981 until the date of termination. In September 1986, St. Francis Bank and Mr. Schlosser entered into a further deferred compensation agreement (the "1986 Agreement") in lieu of a $5,000 per annum increase in Mr. Schlosser's base salary, pursuant to which Mr. Schlosser (or his beneficiary) will receive $1,000 per month following his normal retirement date, death or disability, with such payments increasing 5% per annum until terminating after 15 years. The 1986 Agreement further provides that if Mr. Schlosser's employment terminates prior to retirement for any reason other than disability, no payments will be made. Both the 1980 and 1986 Agreements are non-tax qualified, unfunded deferred compensation plans. Mr. Schlosser attained normal retirement age of 65 in October 1993 and since January 1, 1994, St. Francis Bank has paid Mr. Schlosser $1,000 per month under the 1980 Agreement and $1,000 per month plus the 5% per annum increase which commenced January 1, 1995 under the 1986 Agreement.

         In September 1986, St. Francis Bank and Mr. Perz entered into a deferred compensation agreement in lieu of a $5,000 per annum increase in Mr. Perz' base salary, pursuant to which St. Francis Bank agreed to pay Mr. Perz $3,333 per month for the first year upon his retirement, death or disability, with such monthly payments to be increased 5% each year thereafter for the following 14 years. The deferred compensation agreement further provides that if Mr. Perz' employment terminates before retirement for any reason other than disability, no payments will be made. The deferred compensation agreement is a non-tax qualified, unfunded plan.

         In November 1987 and February 1988, Messrs. Mentzer and Perz each entered into deferred compensation agreements whereby they agreed to defer certain monthly directors' fees paid to them by St. Francis Bank. The deferred compensation agreements are non-tax qualified, unfunded plans which establish deferred benefit accounts for both Messrs. Perz and Mentzer. The deferred benefit accounts are credited annually on April 30 of each year with interest at a rate equal to one percentage point over the composite yield on Moody's Long Term Bond Index Rate in effect on the preceding April 30. Upon retirement, deferred compensation with accrued interest is to be paid to each director or his designated beneficiary over ten years in annual installment portions as designated in the deferred compensation agreements. In the event of Mr. Perz' death before retirement, his deferred compensation agreement provides that St. Francis Bank shall pay his designated beneficiary an annual sum of $48,000 for a period of ten years. In the event of Mr. Mentzer's death before retirement, his deferred compensation agreement provides his designated beneficiary shall receive the balance in his director's deferred benefit account over a period of ten years.


BENEFITS

     EXECUTIVE SPLIT DOLLAR INSURANCE PROGRAM

         St. Francis Bank established a Split Dollar Life Insurance Plan, effective September 13, 1992 (the "Split Dollar Plan"), in which Messrs. Schlosser, Perz, Kaye, Sherman, Koepp and Messrs. James S. Eckel and George M. Vranes, and Ms. Judith M. Gauvin and Ms. Marynell M. Costa, Senior Vice Presidents of St. Francis Bank, and Mr. Jon D. Sorenson, Chief Financial Officer and Treasurer of the Company and Senior Vice President of St. Francis Bank, participate. The life insurance benefit is equal to the executives' salary up to $150,000. The executive pays the PS-58 cost of the insurance and St. Francis Bank pays the premium. Upon the executive's death or the policy maturity date, St. Francis Bank will receive all premiums paid on behalf of the executive together with interest accrued thereon at a rate of 5% per annum and the executive will receive the remainder of the death benefit or the cash surrender value.

     401(K) PLAN

         St. Francis Bank and Bank Wisconsin participate in the St. Francis Bank, F.S.B. 401(k) Savings Plan (the "401(k) Plan"), covering all of their eligible employees. Employees are eligible to participate after completing a six- month period of employment and attaining age 21. The 401(k) Plan permits participants, subject to the limitations imposed by Section 401(k) of the Internal Revenue Code, to make voluntary tax deferred contributions in amounts between 2% and 7% of their annual compensation. Each subsidiary bank makes a semi-monthly contribution to the 401(k) Plan in an amount equal to 50% of the first 4% of compensation deferred by the participant for those participants currently employed. Participants are 100% vested in their contributions and the earnings thereon. Participants become 20% vested in the employer contributions credited to their accounts and the earnings thereon after one year of credited service, with vesting increasing 20% per year thereafter to 100% vesting after five years. Participants also become 100% vested on death, disability and attainment of age 65. Bank Wisconsin participation in the 401(k) Plan became effective as of January 1, 1995, and Bank Wisconsin employees vesting schedules included prior service with the predecessor institutions to Bank Wisconsin. The 401(k) Plan permits participants to receive distributions during service on account of hardship or upon attaining age 59. Distributions from the 401(k) Plan are made upon termination of service either in a lump sum or in installments over a period not to exceed the greater of the life expectancy of the participant or the joint survivor life expectancy of the participant and his designated beneficiary. Under the 401(k) Plan, a separate account is established for each participating employee. Participating employees may direct the trustee with respect to the investment of assets held in their 401(k) Plan accounts among six investment options made available by the trustee. The 401(k) Plan's trustee is the Marshall & Ilsley Trust Company.

     EMPLOYEE STOCK OWNERSHIP PLAN AND TRUST

         In connection with the Conversion, St. Francis Bank established the St. Francis Bank, F.S.B. Employee Stock Ownership Plan (the "ESOP") for its eligible employees. The ESOP borrowed funds from the Company to purchase 490,643 shares of Common Stock. Collateral for the loan is the Common Stock purchased by the ESOP.

Bank Wisconsin employees became eligible for participation in the ESOP effective November 1995. St. Francis Bank and Bank Wisconsin make scheduled discretionary cash contributions to the ESOP sufficient to amortize the principal and interest on the loan. The loan will be repaid principally from contributions of St. Francis Bank and Bank Wisconsin to the ESOP over a period of twelve years. Shares purchased by the ESOP will be held in a suspense account for allocation among participants as the loan is repaid. Benefits generally become 20% vested after the three years of credited service, with vesting increasing 20% per year thereafter to 100% vesting after seven years. Participants also become 100% vested on death, disability and attainment of age
65. Benefits may be payable, in either shares of Common Stock or cash, upon death, retirement, early retirement, disability or separation from service.

     MONEY PURCHASE PENSION PLAN

         St. Francis Bank maintains the St. Francis Bank, F.S.B. Money Purchase Pension Plan (the "Pension Plan"), a tax-qualified, defined contribution plan covering all eligible employees. Bank Wisconsin employees became eligible to participate in the Pension Plan as of January 1, 1995. Employees are eligible to participate after completing a twelve-month period of 1,000 or more hours of employment and attaining age 21. As of December 31 of each plan year, St. Francis Bank and Bank Wisconsin contribute to the Pension Plan on behalf of those participants currently employed. For plan years ending prior to January 1, 1993, St. Francis Bank contributed 14% of each participant's compensation up to $15,300 and 18.3% of each participant's compensation in excess of $15,300. For plan years ending after December 31, 1992, St. Francis Bank, and for plan years commencing January 1, 1995, Bank Wisconsin, will contribute 4% of each participant's compensation up to $15,300 and 8% of each participant's compensation in excess of $15,300. Benefits generally become 20% vested after three years of credited service, with vesting increasing 20% per year thereafter to 100% vesting after seven years. Participants also become 100% vested on death, disability or attainment of age 65. Distributions from the Pension Plan are made upon termination of service either in a lump sum or in installments over a period not to exceed the greater of the life expectancy of the participant or the life expectancy of the joint survivor of the participant and his designated beneficiary. Under the Pension Plan, a separate account is established for each participating employee. Participating employees may direct the trustee with respect to the investment of assets held in their Pension Plan accounts among six investment options made available by the trustee. The Pension Plan's trustee is the Marshall & Ilsley Trust Company.

     INCENTIVE STOCK OPTION PLAN

         In 1993, the Board of Directors of the Company adopted the St. Francis Capital Corporation 1993 Incentive Stock Option Plan (the "Incentive Stock Option Plan"). All employees of the Company and its subsidiaries are eligible to participate in the Incentive Stock Option Plan. As of September 30, 1996, the Company and its subsidiaries had 344 eligible employees. The Incentive Stock Option Plan authorizes the grant of (i) options to purchase shares of Common Stock intended to qualify as incentive stock options under Section 422A of the Internal Revenue Code ("Incentive Stock Options"), (ii) options that do not so qualify ("Non-Statutory Options"), and (iii) options which are exercisable only upon a change in control of St. Francis Bank or the Holding Company ("Limited Rights"). As of September 30, 1996, options to purchase 399,698 shares of Common Stock had been granted under the Incentive Stock Option Plan and a total of 167,441 shares of Common Stock were available for granting under the Incentive Stock Option Plan.

         The executive officers listed in the Summary Compensation Table did not receive individual grants under the Incentive Stock Option Plan during the fiscal year ended September 30, 1996. The following table sets forth certain information concerning the exercise of stock options granted under the Incentive Stock Option Plan by each of the executive officers named in the Summary Compensation Table during the fiscal year ended September 30, 1996.

                                     AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                                            AND FISCAL YEAR-END OPTION VALUES
                                                                                           VALUE OF
                                                          NUMBER OF                       UNEXERCISED
                                                          UNEXERCISED                     IN-THE-MONEY
                        NUMBER OF                           OPTIONS                        OPTIONS AT
                          SHARES                      AT FISCAL YEAR END             FISCAL YEAR END (1)
                         ACQUIRED       VALUE     ---------------------------      -------------------------
NAME                   ON EXERCISE     REALIZED   EXERCISABLE  UNEXERCISABLE       EXERCISABLE UNEXERCISABLE
----                   -----------     --------   -----------  -------------       ----------- -------------
John C. Schlosser           0           $  0         40,000         30,093         $635,200        $477,877

Thomas R. Perz              0              0         40,000         30,093          635,200         477,877

Brian T. Kaye               0              0         40,000         18,176          635,200         288,635

Bruce R. Sherman            0              0         33,644          8,411          534,267         133,567

James C. Hazzard            0              0              0          8,500                0          75,480

--------------------

(1) The value of Unexercised In-the-Money Options is based upon the difference between the fair market value of the securities underlying the options ($25.88) and the exercise price of the options [($10.00) for Messrs. Schlosser, Perz, Kaye and Sherman; ($17.00) for Mr. Hazzard] at September 30, 1996.

         Incentive Stock Options granted to any person who is the beneficial owner of more than 10% of the outstanding shares of Common Stock may be exercised only for a period of five years following the date of grant and the exercise price at the time of grant must be equal to at least 110% of the fair market value of the Common Stock on the date of the grant. No option granted in connection with the Incentive Stock Option Plan will be exercisable three months after the date on which the optionee ceases to perform services for St. Francis Bank or the Company, except that in the event of death, disability or retirement, options may be exercisable for up to one year thereafter or such longer period as determined by the Company with respect to the exercise of Non-Statutory Options. If an optionee ceases to perform services for St. Francis Bank or the Company due to retirement, Incentive Stock Options exercised more than three months following the date the optionee ceases to perform services shall be treated as Non-Statutory Stock Options. Options of employees terminated for cause will terminate on the date of termination. Termination for cause includes termination due to the intentional failure to perform stated duties, breach of fiduciary duty involving personal dishonesty resulting in a material loss to the Company, willful violations of law or the entry of a final cease and desist order which results in a material loss to the Company. Options will be immediately exercisable in the event of a change in control. "Change of control" is defined to include the acquisition of beneficial ownership of 20% or more of any class of equity security by a person or group of persons acting in concert, a tender offer or exchange offer, merger or other form of business combination, a sale of assets or a contested election of directors which results in a change in control of a majority of the Board of Directors.

DIRECTORS' COMPENSATION

     BOARD FEES

          Effective October 1, 1995, the schedule of Board meetings and directors' fees were revised significantly. Because of the increased responsibilities of the members of the Board of Directors of the Company, including those resulting from the acquisition of Bank Wisconsin, and the addition of directors to the Company Board that are not also directors of St. Francis Bank, regularly scheduled Company Board meetings were no longer held on the same date as St. Francis Bank Board meetings. Effective October 1, 1995, regular Company Board meetings were held eight times per year. Compensation paid to Company directors in fiscal 1996 included an annual retainer of $12,000 per year plus a fee of $1,000 per regular meeting attended, $500 per special meeting attended and $500 per Company Board committee meeting attended. Effective January 1, 1996, Company directors who also were directors of St. Francis Bank did not receive an annual retainer of $11,400 paid to St. Francis Bank directors, but did receive $500 per regular and special meeting of the Board of Directors of St. Francis Bank attended, and $500 per St. Francis Bank loan committee meeting attended. In fiscal 1996, Messrs. Schlosser, Perz and Hazzard, directors of the Company who also currently serve as directors of Bank Wisconsin, received an annual retainer of $1,800 plus $200 per meeting of the Board of Directors of Bank Wisconsin attended, and $100 per Bank Wisconsin loan committee meeting attended.

     STOCK OPTION PLAN FOR OUTSIDE DIRECTORS

         The Board of Directors of the Company has adopted the St. Francis Capital Corporation 1993 Stock Option Plan for Outside Directors of the Company and its Affiliates (the "Directors' Plan"). The Directors' Plan is self-administered. Upon completion of the Conversion in June 1993, each person serving as an Outside Director was granted options to purchase shares of Common Stock under a percentage formula which included credit for each year of service on the Board or year of service as legal counsel to St. Francis Bank. Under the Directors' Plan and pursuant to the percentage formula, the Outside Directors, Messrs. Double, Hoppe, Mentzer, Rice and Templeton, were granted options to purchase, at $10.00 per share, 28,738, 28,038, 27,336, 30,840 and
25,233 shares of Common Stock, respectively, during the fiscal year ended September 30, 1993. Options granted under the Directors' Plan vested approximately 33.33% on the date of completion of the Conversion and approximately 33.33% on each anniversary date of the Conversion for the following two years. All options granted under the Directors' Plan will expire upon the earlier of ten years following the date the option was granted or one year following the date the optionee ceases to be a director. No options were granted under the Directors' Plan during the fiscal year ended September 30, 1996.


                               PERFORMANCE GRAPH

         The following graph shows a semi-annual comparison from September 1993 to September 1996 of the Company's cumulative shareholder return on the Common Stock with (i) the cumulative total return on stocks included in the National Association of Securities Dealers, Inc. Automated Quotation ("NASDAQ") Stock Market Index (for United States companies) and (ii) the cumulative total return on stocks of NASDAQ listed companies included in the Standard Industrial Classification (SIC) codes 602 - 679 (the "Nasdaq Financial Index"), commencing on September 30, 1993 through September 30, 1996. The cumulative returns set forth in each graph assume the reinvestment of dividends into additional shares of the same class of equity securities at the frequency with which dividends were paid on such securities during the applicable comparison period.

                           COMPARISON OF SEMI-ANNUAL
                   CUMULATIVE TOTAL RETURN AMONG THE COMPANY,
                      NASDAQ STOCK MARKET (U.S.) INDEX AND
                           NASDAQ FINANCIAL INDEX(1)


                              [PERFORMANCE GRAPH]


                                09/30/93  03/31/94  09/30/94  03/31/95  09/30/95  03/31/96  09/30/96
                                --------  --------  --------  --------  --------  --------  --------
Company Common Stock..........  $100.00   $98.31    $122.03   $123.73   $154.24   $186.10   $177.29
NASDAQ (U.S.) Stock Market....  $100.00   $97.67    $100.82   $108.65   $139.25   $147.54   $165.24
NASDAQ Financial..............  $100.00   $96.45    $105.39   $108.04   $133.37   $148.86   $165.29



(1) Assumes $100.00 invested on September 30, 1993, and all dividends reinvested through the end of the Company's fiscal year on September 30, 1996. The Company's Common Stock commenced trading on June 18, 1993. From September 30, 1993 to September 30, 1995, the Company did not pay dividends on its Common Stock. On November 22, 1995, the Company paid its first quarterly dividend and has paid quarterly dividends of $0.10 per share since that time through September 30, 1996. The performance graph is based upon closing prices on the trading day specified.

              INDEBTEDNESS OF MANAGEMENT AND CERTAIN TRANSACTIONS

         Current federal law requires that all loans or extensions of credit to officers and directors must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with the general public and must not involve more than the normal risk of repayment or present other unfavorable features. In addition, loans made to a director or executive officer in excess of the greater of $25,000 or 5% of St. Francis Bank's capital and surplus (up to a maximum of $500,000) must be approved in advance by a majority of the disinterested members of the Board of Directors.

         The policies of St. Francis Bank and Bank Wisconsin provide that all loans or extensions of credit to executive officers and directors are to be made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and may not involve more than the normal risk of collectibility or present other unfavorable features. All loans were made by St. Francis Bank and Bank Wisconsin in the ordinary course of business and were not made with favorable terms nor involved more than the
normal risk of collectibility or presented unfavorable features.   All loans or
extensions of credit to executive officers and directors were current as of September 30, 1996.

         In fiscal 1996, St. Francis Bank retained Richard W. Double, Esq., a partner in the law firm of Double & Double, as general counsel. Mr. Richard Double is the son of William F. Double, a director of the Company and St. Francis Bank. During the fiscal year ended September 30, 1996, St. Francis Bank paid Mr. Richard Double and the law firm of Double & Double, in the aggregate, $67,292 for legal services rendered to St. Francis Bank.


            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers and directors, and persons who own more than ten percent of the shares of Common Stock outstanding, to file reports of ownership and changes in ownership with the SEC and the National Association of Securities Dealers, Inc. Officers, directors and greater than ten percent shareholders are required by regulation to furnish the Company with copies of all Section 16(a) forms they file. Based upon review of the information provided to the Company, the Company believes that during the fiscal year ended September 30, 1996, officers, directors and greater than ten percent shareholders complied with all Section 16(a) filing requirements.